              U.S. SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                             FORM SB-2

       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     CYBAR TECHNOLOGIES, INC.
      (Exact name of Registrant as specified in its charter)

NEVADA                                  98-0337587
------                                  ----------
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)          Identification Number)

Thomas Kennedy, President
Suite 910, 510 Burrard Street,
Vancouver, British Columbia, Canada     V6C 3A8
-----------------------------------     -------
(Name and address of principal          (Zip Code)
executive offices)

Registrant's telephone number, including area code: (604) 688-3304

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.                                                            |__|

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                        |__|

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                        |__|

If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box.                                        |__|

                 CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------
TITLE OF EACH                 PROPOSED    PROPOSED
CLASS OF                      MAXIMUM     MAXIMUM
SECURITIES                    OFFERING    AGGREGATE     AMOUNT OF
TO BE 	  AMOUNT TO BE    PRICE PER   OFFERING      REGISTRATION
REGISTERED    REGISTERED      UNIT (1)    PRICE (2)     FEE (2)
---------------------------------------------------------------------
Common Stock  3,324,500 shares  $0.20     $664,900      $175.54
---------------------------------------------------------------------
(1) Based on last sales price on November 30, 2000.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                      COPIES OF COMMUNICATIONS TO:
                          Michael A. Cane, Esq.
                     2300 W. Sahara Blvd., Suite 500
                           Las Vegas, NV 89102
                              (702) 312-6255
                           Fax: (702) 312-6249
                      Agent for service of process

          SUBJECT TO COMPLETION, Dated March 26, 2001



                           PROSPECTUS


                   CYBAR TECHNOLOGIES, INC.
                      3,324,500 SHARES
                        COMMON STOCK
                      ----------------


The selling shareholders named in this prospectus are offering all of our shares of common stock offered through this prospectus.

Our common stock is presently not traded on any market or securities exchange.



                      ----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk
Factors" on pages 4 - 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      ----------------



The Date Of This Prospectus Is:    March 26, 2001

                        Table Of Contents
                                                                     PAGE
                                                                     ----

Summary .............................................................   3
Risk Factors ........................................................   4
     Need For Additional Financing ..................................   4
     Lack of Operating History ......................................   4
     Substantial Doubt As A Going Concern ...........................   5
     Development of a Marketable Product ............................   5
     Need For Key Personnel .........................................   6
     Competition ....................................................   6
     Small Group Of Controlling Stockholders ........................   6
     Volatile Stock Price ...........................................   7
Use of Proceeds .....................................................   7
Determination of Offering Price .....................................   7
Dilution ............................................................   8
Selling Shareholders ................................................   8
Plan of Distribution ................................................  13
Legal Proceedings ...................................................  14
Directors, Executive Officers, Promoters and Control Persons ........  14
Security Ownership of Certain Beneficial Owners and Management ......  16
Description of Securities ...........................................  17
Interest of Named Experts and Counsel ...............................  17
Disclosure of Commission Position of Indemnification for
   Securities Act Liabilities .......................................  18
Organization Within Last Five Years .................................  18
Description of Business .............................................  19
Plan of Operations ..................................................  27
Description of Property .............................................  30
Certain Relationships and Related Transactions ......................  30
Market for Common Equity and Related Stockholder Matters ............  30
Executive Compensation ..............................................  32
Financial Statements ................................................  33
Changes in and Disagreements with Accountants .......................  33
Available Information ...............................................  33

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              Summary

Cybar Technologies, Inc.

We were incorporated on April 5, 2000 under the laws of the state of Nevada. Our principal offices are located at Suite 910, 510
Burrard Street, Vancouver, British Columbia, Canada V6C 3A8.

Our Business and Business Strategy

Our business plan is to develop and market an international network of computers that we refer to as the Cybar MAP network. We plan to develop and offer a variety of services to potential customers through the Cybar MAP network that will be accessed via the Internet. These services are services that are planned to offer potential customers the ability to send large computer files such as audio, video and presentations to their customers on the Internet using our Cybar MAP network. These services are known as hosting services and content delivery and distribution services and are referred to by us as the Cybar InstaDelivery services. We plan to develop the Cybar MAP network by purchasing and installing specialized computer servers in five initial cities around the world. We plan to market the Cybar MAP Network and the Cybar InstaDelivery services to potential customers on the basis that our network and services will allow them to distribute their information to their customers with greater speed and at a lower cost than is presently possible. We envision that these potential customers will include information content producers and distributors, large web development companies and other large media firms. We plan to earn revenue by charging customers fees to store their files on our computers and to send their files to their customers.

We acquired the rights to develop the MAP network software and Internet business on August 15, 2000 from 528908 BC. LTD pursuant to an acquisition agreement dated May 27, 2000.

We have only recently commenced the development of the software necessary to develop the Cybar MAP network and to provide the Cybar InstaDelivery services. Furthermore, we have not purchased any of the equipment necessary to establish the Cybar MAP network. The Cybar MAP Network and InstaDelivery software are still in their conceptual stages of development and are not ready for commercial use or sale. We have not started operations of our web site and have not earned any revenues to date. Accordingly, our business operations are in the start-up phase.

Securities Being Offered     Up to 3,324,500 shares of common stock.
                             The offering price will be determined by market factors and the independent decisions of the selling shareholders.

Securities Issued
And to be Issued             6,324,500 shares of common stock are issued
                             and outstanding as of the date of this
                             prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds              We will not receive any proceeds from the
                             sale of the common stock by the selling
                             shareholders.

                           Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

If we do not obtain additional financing, our business will fail

As of November 30, 2000, we had cash in the amount of $40,309.00. Our business plan calls for significant expenses in connection with the development of our Cybar MAP network, software and web site.
In addition, we anticipate that revenues from operations will not be realized until sometime after completion of the development of the software necessary to enable us to establish the Cybar MAP network and provide the Cybar InstaDelivery services. Accordingly, we will require additional financing in order to finance this development expense. We do not have any arrangements for financing and we can provide no assurance that we will be able to obtain the required financing when needed. Obtaining additional financing will be subject to a number of factors, including:

*     Market conditions;
*     Investor acceptance of our business plan; and
*     Investor sentiment.

These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are not successful in achieving financing in the amount necessary to develop and market the Cybar MAP network and the Cybar
InstaDelivery services, then we will not be able to achieve revenues and our business will fail.

Because we have only recently commenced business operations, we face a high risk of business failure

We were incorporated in April 2000. We completed the acquisition of the rights to develop the software required for the MAP network and Internet business in August 2000. We are presently in the process of commencing development of the network, proprietary computer software and web site that will be required for us to complete our business plan. We have not yet earned any revenues and we will not be able to earn any revenues until development of our network, computer software and web site is complete. Accordingly, we have no operating history from which investors can evaluate our business. An investor should consider the risks, expenses and uncertainties that an early stage company like ours faces. These risks include our ability to:

*     Develop a functioning and marketable computer network;
* Develop functioning and marketable software that will enable us to provide the planned hosting and content delivery and distribution services;
* Develop a web site to market our network and management software once our network is established and develop the computer software necessary to provide our planned services;

* Successfully market our media management and distribution services once development of our network, computer software and web site is complete;
* Convince potential customers to use our hosting and content delivery and distribution services;
*     Respond effectively to competitive pressures;
* Continue to develop and upgrade our network, computer software and web site once development is complete in order to remain competitive.

We have never been profitable or made any income whatsoever. As of November 30, 2000, we had an accumulated deficit of approximately $45,775. We anticipate that we will incur increased operating expenses without realizing any revenues from sales prior to completion of our network, computer software and web site. We therefore expect to incur significant losses into the foreseeable future and recognize that if we are unable to generate significant revenues from our planned services, we will not be able to achieve profitability or continue operations and our business will fail.

Because of our financial condition and our business plans, our financial statements disclose that there is substantial doubt as to our ability to continue as a going concern and accordingly our business has a high risk of failure

As noted in our financial statements that are included with this prospectus, we are a development stage company that is planning to develop an international computer network and computer software service business. These conditions, as indicated in note 1 to the financial statements, raise substantial doubt as to our continuance as a going concern. To date, we have not completed the development of any portion of our planned network or any of the software necessary for us to provide our planned services. Accordingly, we can provide no assurance that we will be able to complete the implementation of our business plan. The success of our business operations will depend upon our ability to obtain further financing to complete successful development of our planned business and to attain profitable operations. It is not possible at this time for us to predict with assurance the outcome of these matters. If we are not able to complete successful development of our business and attain profitable operations, then our business will fail.

If we are unable to complete development of our hosting and content delivery and distribution service business, then our business will fail

Our business and the Cybar server network, software and website are currently in the development stage. In order to commence sales of our hosting and content delivery and distribution services, we will have to complete establishment of our MAP network and programming of the Cybar software and our web site. In addition, we will have to finish integration of the content delivery computer software into the web site prior to realizing any sales revenue. We will have to complete testing of both our computer software and our Internet web site prior to commencing commercial operations in order to ensure that the software and the web site are functioning properly and are capable of being marketed to the public. If we are unable to develop the Cybar server network, software and website in order to provide commercial hosting and content delivery and distribution services to our prospective customers, we will not be able to earn any revenues. Our failure to earn revenues will cause our business to fail.

As our officers and directors do not devote their full business time to our business, we may not be able to implement our business plan and our business may fail

Our officers and directors, Mr. Thomas Kennedy, Mr. Dwayne Yaretz and Mr. Robert Rosner, presently devote only a portion of their business time to the management of our business. There is no assurance that Mr. Kennedy, Mr. Yaretz or Mr. Rosner will be able to devote sufficient amounts of their business time to enable us to implement our business plan. If Mr. Kennedy, Mr. Yaretz and Mr. Rosner do not devote a sufficient amount of their business time to the management of our business, then our business may fail.

If we are not able to effectively respond to competition, our business may fail

We will face competition from competitors who are presently engaged in the business of hosting and content delivery and distribution services. These competitors include large, well-established companies such as Network Solutions.com, Mediadeliverys.com and DigitalIsland.com. These competitors are well-established media delivery service providers that have established brand recognition with consumers. We will attempt to compete against these competitors by developing a proprietary software systems allowing customers improved flexibility, features and reporting. However, there is no assurance that competitors will not develop a competitive content delivery and distribution software service that is superior to the service that we develop. Furthermore, our competitors may use their existing customer base to their advantage by integrating their content delivery and distribution services with their established operations. In addition, we may face competition based on price. If our competitors reduce the fees charged for their content delivery and distribution services, then it may not be possible for us to market our content delivery and distribution services at a price that is economically viable. Increased competition could result in:

* Lower than projected revenues from hosting and content delivery and distribution services;
*     Price reductions and lower profit margins;
* Our inability to convince potential customers to use our content delivery and distribution services to complete content delivery;
* Our inability to convince potential customers to complete content delivery using our system, rather than using traditional content delivery and distribution services.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing services that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

Because a small group of existing stockholders own a majority of our outstanding common stock, investors may find that future corporate decisions are controlled by this group whose interests may differ from the interests of our other stockholders

Our directors, executive officers and affiliates beneficially own approximately 47.4% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of all corporate transactions, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

If a market for our common stock does develop, our stock price may be volatile

There is currently no market for our common stock and there is no assurance that a market will develop. If a market develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors including:

* Our ability to complete the development of the Cybar server network, software and website in order to provide commercial hosting and content delivery and distribution services to our prospective customers;
* Our ability to complete development of a commercially operating content delivery business;
* Our ability to generate revenues from sales of content delivery and distribution services;
* Our ability to generate brand recognition of the Cybar network and content delivery and distribution services and acceptance by consumers;
* Increased competition from competitors who offer competing services; and
*     Our financial condition and results of our operations.

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the this Risk Factors section and elsewhere in this prospectus.

                        Use Of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.


               Determination Of Offering Price

We will not determine the offering price of the common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders.

                            Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.


                      Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,324,500 shares of common stock offered through this prospectus. The shares include the following:

1. 3,000,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on August 18, 2000;

2. 124,500 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on November 16, 2000;

3. 200,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on November 30, 2000;

The following table provides as of March 26, 2001, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.    the number of shares owned by each prior to this offering;

2.    the total number of shares that are to be offered for each;

3. the total number of shares that will be owned by each upon completion of the offering;

4.    the percentage owned by each; and

5. the identity of the beneficial holder of any entity that owns the shares.

                                      Total          Total
                                      Number Of      Shares
                                      Shares To      To Be       Percent
                                      Be Offered     Owned Upon  Owned Upon
                       Shares Owned   For Selling    Completion  Completion
Name and Address Of    Prior To This  Shareholders   Of This     Of This
Selling Stockholder    Offering       Account        Offering    Offering
----------------------------------------------------------------------------
JOSHUA MORITA          250,000        250,000        NIL         NIL
4311 Colchester,
Richmond, BC
Canada

JOHN MORITA            275,000        275,000        NIL         NIL
145 West 44th.Avenue
Vancouver, BC  V5Y 2V3
Canada

ADRIAN CAMOUREUX       275,000        275,000        NIL         NIL
4940 Foxglove Crescent
Richmond, BC V7C 2K3
Canada

BRIAN COLE             290,000        290,000        NIL         NIL
#405-1680 Balsam Street,
Vancouver, BC V6K 3M1
Canada

KALUM IVERSON          295,000        295,000        NIL         NIL
#20-1815 Cornwall Avenue
Vancouver, BC V6J 1C6
Canada

INGRID FEDERATION      285,000        285,000        NIL         NIL
4524 Main Street
Vancouver, BC V5V 3R5
Canada

Table Is Continued From Page 9


                                      Total          Total
                                      Number Of      Shares
                                      Shares To      To Be       Percent
                                      Be Offered     Owned Upon  Owned Upon
                       Shares Owned   For Selling    Completion  Completion
Name and Address Of    Prior To This  Shareholders   Of This     Of This
Selling Stockholder    Offering       Account        Offering    Offering
----------------------------------------------------------------------------
PABLO GUGLIELMETTI     285,000        285,000        NIL         NIL
9 de Julio 1885, 2000 Rosario,
Santa Fe,
Republica Argentina

RAMONA FEDERATION      275,000        275,000        NIL         NIL
475 West 41st Avenue,
Vancouver, BC V5Y 2S6
Canada

MARCO BABINI           265,000        265,000        NIL         NIL
2271 West 13th. Avenue
Vancouver, BC V6K 2S5
Canada

MICHAEL IVERSON        245,000        245,000        NIL         NIL
24549-53 RD Avenue,
Langley, BC
Canada

FERNANDO CATALA        260,000        260,000        NIL         NIL
#401-1850 West 8th Avenue
Vancouver, BC V6J 5G3
Canada

SHEILA TAIT              7,500          7,500        NIL         NIL
13008 13th Ave.,
South Surrey, BC
Canada.

LAWRENCE LAVIOLETTE     22,000         22,000        NIL         NIL
#205-25 Richmond Street
New Westminster, BC V3L 5P9
Canada

GORDON JOHNSON           3,000          3,000        NIL         NIL
11388 87A Avenue,
Delta, BC
Canada

Table Is Continued From Page 10


                                      Total          Total
                                      Number Of      Shares
                                      Shares To      To Be       Percent
                                      Be Offered     Owned Upon  Owned Upon
                       Shares Owned   For Selling    Completion  Completion
Name and Address Of    Prior To This  Shareholders   Of This     Of This
Selling Stockholder    Offering       Account        Offering    Offering
----------------------------------------------------------------------------
DIANE EDEN             6,000          6,000          NIL         NIL
5718 132A Street,
Surrey, BC V3X 2T3
Canada

IRMI SCHOPF            7,000          7,000          NIL         NIL
12780-20A Avenue,
Surrey, BC V4H 7R6
Canada

JUDITH MASON          14,000         14,000          NIL         NIL
#109-1770 128th Street
Surrey, BC  V4A 8V1
Canada

IVY BERTHAUDIN         5,000          5,000          NIL         NIL
13887-114th  Avenue,
Surrey, BC
Canada

JASON ANDREW           4,500          4,500          NIL         NIL
1651 West 15th Street
North Vancouver, BC.
Canada

CINDY SCHMID           6,000          6,000          NIL         NIL
4443 Nottingham Rd.
North Vancouver, BC.
Canada

TANJA BENSCHING        7,500          7,500          NIL         NIL
213 West 24th Street,
North Vancouver, BC V7M 2C5
Canada

WILLIAM CONLIN        10,500         10,500          NIL         NIL
#1-5774 Kathleen Drive,
Chilliwack, BC V2R 3G2
Canada

Table Is Continued From Page 11


                                      Total          Total
                                      Number Of      Shares
                                      Shares To      To Be       Percent
                                      Be Offered     Owned Upon  Owned Upon
                       Shares Owned   For Selling    Completion  Completion
Name and Address Of    Prior To This  Shareholders   Of This     Of This
Selling Stockholder    Offering       Account        Offering    Offering
----------------------------------------------------------------------------
WALLY BOGUSKI          27,500         27,500         NIL         NIL
1172-84 Avenue,
North Delta, BC V4C 2M2
Canada

SANDRA VARNIER          2,500          2,500         NIL         NIL
5470 Meadfield lane,
West Vancouver, BC
V7W 3G3
Canada

MARY ARNOTT             1,500          1,500         NIL         NIL
242 Mobrae Avenue
Salt Spring Island, BC
V8K 1J8
Canada

FRANK MACKAY           60,000         60,000         NIL         NIL
#400 - 73 Water Street
Vancouver, BC
Canada

EDGEMONT CONSULTING
  INC.                140,000        140,000         NIL         NIL
Edward Dowse (Beneficial Owner)
1667 - 128th Street
Surrey, BC  V4A 3V2
Canada
----------------------------------------------------------------------------

Except as otherwise noted in this list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 6,324,500 shares of common stock outstanding on March 26, 2001.

None of the selling shareholders or their beneficial owners:
     * has had a material relationship with the company other than as a shareholder at any time within the past three years;
        or
     * has ever been an officer or directors of the company or any of its predecessors or affiliates.

                       Plan Of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;
2.    In privately negotiated transactions;
3.    Through the writing of options on the common stock;
4.    In short sales; or
5.    In any combination of these methods of distribution.

The sales price to the public may be:

1.    The market price prevailing at the time of sale;
2.    A price related to such prevailing market price; or
3. Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                        Legal Proceedings

We are not currently a party to any legal proceedings. Our agent for service of process in Nevada is Michael A. Cane, 2300 West
Sahara Avenue, Suite 500, Box 18, Las Vegas, Nevada 89102.


   Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of March 26, 2001 are as follows:

Directors:

Name of Director           Age
----------------------     ----
Thomas Kennedy             50
Dwayne Yaretz              40
Robert Rosner              36

Executive Officers:

Name of Officer            Age    Office
----------------------     ----   -------
Thomas Kennedy             50     President and Chief Executive Officer
Dwayne Yaretz              40     Secretary, Treasurer and
                                  Chief Financial Officer

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.

Mr. Thomas Kennedy is our president and chief executive officer and is a member of our board of directors. Mr. Kennedy was appointed to our board of directors on April 5, 2000. Mr. Kennedy was appointed as our president and chief executive officer on April 5, 2000. Mr. Kennedy is a lawyer and has been a member of the Law Society of British Columbia from 1975 to present. Mr. Kennedy was a prosecutor with the Canada Federal Department of Justice from 1975 to 1981. Mr. Kennedy provided administrative management services to a group of Vancouver based junior resource companies from November 1981 to May 1982. Mr. Kennedy was the vice-chairman of the British Columbia Workers Compensation Review Board from September 1982 to 1991. Mr. Kennedy has provided private management consulting services and has been engaged in the private practice of law from 1991 to present. Mr. Kennedy has acted as a director of the following publicly traded companies since January 1996: (i) Rock Resources Inc., a company listed on the Canadian Venture Exchange (current); (ii) Global Tree Technologies Inc., a company currently listed on the Canadian Venture Exchange (current); (iii) Admiral Bay Resources Inc., a company currently listed on the Canadian Venture Exchange (April 13, 1999 to current); (iv) Global Telephone Communication Inc., a company currently traded on the OTC Bulletin Board (March 24, 1998 to current); (v) T.H.C. Medical, Inc., a company formerly listed on the Canadian Venture Exchange (current); (vi) Fortune Resources Corporation, a company currently listed on the Canadian Venture Exchange (ended September 1997); (vii) Star Choice Communications Inc. (formerly Direct Choice T.V. Inc.), a company formerly traded on the Canadian Venture Exchange (ended October 1997); (viii) WFI Industries Ltd., a company traded on The Toronto Stock Exchange (May 1996 to April 1997); (ix) NetSeers Internet International Corporation (formerly Nu-Lite Industries Ltd.), a company traded on the Canadian Venture Exchange (to December 1999); and (x) Knoway Ventures Inc. (formerly North Wave Communications Corp.), a company currently traded on the OTC Bulletin Board (April 1999 to December
1999). Mr. Kennedy spends approximately 10% of his time on our business.

Mr. Dwayne Yaretz is our secretary, treasurer and chief financial officer and is a member of our board of directors. Mr. Yaretz was appointed to our board of directors on December 1, 2000. Mr. Yaretz was appointed as our secretary, treasurer and chief financial officer on December 1, 2000. Mr. Yaretz was president of Scott-Gray Management Corp from December 1988 to May 1993. Mr. Yaretz was vice-president of Asia Power Engineering Corp from June 1993 to September 1996. Mr. Yaretz has been a consultant to Global Tree Technologies, Inc., a company currently listed on the Canadian Venture Exchange, from November 1996 to present and provides investor relations, fund raising and corporate development services to Global Tree. Global Tree is a company engaged in the business of marketing of a fast growing tree for production of wood products. Mr. Yaretz has acted as corporate secretary of Global Tree from January 1999 to present. Mr. Yaretz spends approximately 10% of his time on our business.

Mr. Robert Rosner is a member of our board of directors. Mr. Rosner was appointed to our board of directors on April 5, 2000. Mr. Rosner served as our secretary, treasurer and chief financial officer from April 5, 2000 to December 1, 2000. Mr. Rosner has been the owner and the president of Rosner Communications Inc. since July 1985. Rosner Communications Inc. provides consulting services to public companies. Mr. Rosner has been the president and a director of Moreno Ventures Inc., a company listed on the Canadian Venture Exchange, since July 1994. Mr. Rosner has been the president and a director of Fortuna Ventures Inc., a company listed on the Canadian Venture Exchange, since June 1996. Mr. Rosner was a director of Global Tree Technologies, Inc., a company currently listed on the Canadian Venture Exchange, from May 1993 to March 26998. Moreno Ventures, Inc. and Fortuna Ventures, Inc. are both companies engaged in the business of mineral exploration. Global Tree Technologies, Inc. is a company engaged in the business of marketing of a fast growing tree for production of wood products. Mr. Rosner has been a member of the Independent Order of Foresters since 1989, and a member of its executive committee since 1994. Mr. Rosner is the president and director of First Cypress Technologies, Inc., a company that has filed a registration statement pursuant to the Securities Act of 1933.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.


     Security Ownership Of Certain Beneficial Owners And Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of March 26, 2001, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

                 Name and address           Number of Shares   Percentage of
Title of class   of beneficial owner        of Common Stock    Common Stock
--------------   -------------------        ----------------   -------------
Common Stock     Thomas Kennedy             2,000,000 shares   31.6%
                 Director, President &
                 Chief Executive Officer
                 Suite 910, 510 Burrard Street
                 Vancouver, BC  V6C 3A8

Common Stock     Dwayne Yaretz              NIL                NIL
                 Director, Secretary,
                 Treasurer & Chief
                 Financial Officer
                 Suite 910,
                 510 Burrard Street
                 Vancouver, BC  V6C 3A8

Common Stock     Robert Rosner              1,000,000 shares   15.8%
                 Director,
                 3362-349 W. Georgia Street
                 Vancouver, BC  V6B 3Y3

Common Stock     All Officers and Directors 3,000,000 shares   47.4%
                 as a Group that consists of 3 persons.
---------------------------------------------------------------------------

The percent of class is based on 6,324,500 shares of common stock issued and outstanding as of March 26, 2001.

                    Description Of Securities

General

Our authorized capital stock consists of 25,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of March 26, 2001, there were 6,324,500 shares of our common stock issued and outstanding that were held by approximately twenty-nine (29) stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing 1% of the issued and outstanding shares of our common stock, entitled to vote and represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.


              Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane & Company, LLC, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and in the registration statement have been audited by BDO Dunwoody, LLP, chartered accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

  Disclosure Of Commission Position Of Indemnification For Securities
                         Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


                 Organization Within Last Five Years

We were incorporated on April 5, 2000, under the laws of the state of Nevada.

We acquired the rights to develop the MAP Network software and Internet business on August 15, 2000 from 528908 BC LTD. pursuant to an agreement dated May 27, 2000 in consideration for a purchase price of $25,000.

Mr. Thomas Kennedy, our president, chief executive officer and a director, and Mr. Robert Rosner, a director, have been our sole promoters since our inception. Mr. Kennedy has acquired 2,000,000 shares of our common stock at a price of $0.001 US per share. Mr. Kennedy paid a total purchase price of $2,000 for his shares. Mr. Rosner has acquired 1,000,000 shares of our common stock at a price of $0.001 US per share. Mr. Rosner paid a total purchase price of $1,000 for his shares. Mr. Kennedy and Mr. Rosner purchased these shares effective May 6, 2000.

                       Description Of Business

Our business plan is to develop and market an international network of computers that we refer to as the Cybar MAP Network. We plan to develop and offer a variety of services to potential customers through the Cybar MAP network that will be accessed via the Internet. These services are services that we expect will offer potential customers the ability to send large computer files such as audio, video and presentations to their customers on the Internet using our Cybar MAP network. These services are known as hosting services and content delivery and distribution services and are referred to by us as the Cybar InstaDelivery services. Our plan is to earn revenue by charging customers fees for allowing customers to use our hosting services to store their computer files on our network computers and to send these computer files to their customers using our content delivery and distribution services.

We have only recently commenced the development of the software necessary to offer the Cybar MAP network and to provide the Cybar InstaDelivery Internet Services software. Furthermore, we have not purchased any of the equipment necessary to establish the Cybar MAP network. The Cybar MAP Network and InstaDelivery software are still in their conceptual stages of development and are not ready for commercial use or sale. We have not yet started operations of our web site and have not earned any revenues to date.
Accordingly, our business operations are in the start-up phase.

Industry Background

1.   Growth of the Internet and the World Wide Web

The Internet and the World Wide Web are experiencing dramatic growth in terms of the number of users. The growth in the number of web users and the amount of time users spend on the web is being driven by the increasing importance of the Internet as a communications medium and an information resource and a sales and distribution channel. As Internet usage continues to grow advertisers, marketers and entertainment companies are increasingly using the web to interest customers, advertise and entertain people.

2.   Demand for Bandwidth

As the Internet matures and becomes more sophisticated the people using it demand increased functionality, service and larger amounts of information. The ability and rate of transfer of information is called bandwidth. The demand for more bandwidth increases as more people use the Internet and as the Internet applications used by Internet users require greater bandwidth. Networking companies are building the Internet to have much more bandwidth resulting in more people sending larger computer files via the Internet and in media broadcasting via the Internet becoming more commonplace.

3.   Growth of Bandwidth

Cahners In-Stat Group forecasts that there will be over 48 million US households paying for access to a multimedia broadband service by the end of 2004. This usage would represent a penetration rate of 42.7% of all television households in the United States and would rival penetration of personal computers and cell phones.

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

4.   Our Market Opportunity

We believe that there will be strong demand internationally for hosting services and content delivery and distribution services that enable media and broadcasting companies to efficiently and
effectively send their content to their viewers.   Our belief is
based on the large growth that has occurred in the broadband market to date and the increased growth that is forecast for this market. Our business plan is to provide both specialized broadband services and the tools to manage these broadband services specifically for media and other broadcasting companies.

Our Planned Business

We plan to develop and offer hosting services and content delivery and distribution services for media and broadcasting companies both within the United States and internationally. We plan to develop a content hosting and content delivery and distribution system that will be comprised of a network of specialized computers and a proprietary computer software package that is integrated into a
centralized marketing and control Internet web site.   Our plan is
to attract media companies and other users of broadband services as customers. We expect our customers to access our system of computers and software in order to use our hosting services or to send their content, such as videos or presentations, to anywhere in the world at reduced rates and higher speeds than are presently available. We plan to offer these services complete with tracking, reports and error detection.

We plan to initially develop a computer network with specialized computers that will be known as the Cybar MAP network. We plan to develop the Cybar MAP network by purchasing and installing specialized computer servers in five initial cities around the world. This network is based on the idea that if a large file is sent from New York to Paris, it is more efficient to store that file on a computer in Paris for the next Paris based request than to re-send it over the internet every time from New York. We envision that these potential clients will include information content producers and distributors, large web development companies and other large media firms. We plan on expanding our hosting and content delivery and distribution system to include additional cities once: (i) we have completed further development of our computer software; (ii) we are generating revenue from our existing operations; and (iii) our Internet portal web site is fully operational.

We plan to develop computer software that will enable our customers to efficiently use the Cybar MAP network that we develop. We plan to provide our customers with the ability to optimize the delivery and distribution of their content via the Internet, to store their files in other contents for regional users and to have access to enhanced tools for archiving, researching and selling their content. We plan to develop computer software programs that will customize the process of content distribution on our network for potential customers. We plan to develop this software in order that we are able to offer our clients a variety of tools, techniques and features that will allow them to increase efficiencies and generate new revenues from their customers. We plan to integrate our computer software and network into our Internet web site in order to enable us to provide these services via the Internet and to allow our clients to check their progress and accounts.

We plan to integrate the computer software that we develop into our Internet web site as part of development of our Internet web site. Potential customers would access our hosting and content delivery and distribution services through our web site on the Internet.
Users would log on to our web site and would be able to subscribe to various service offerings and functionality. Once a customer selects services and their required level of functionality, the appropriate software will be selected and the network will proceed to execute the requested
services automatically.   We plan to develop the Cybar software to
automate this process to the greatest extent. We plan to provide our customers with access to a secure password protected area within our web site that will provide them with billing information, file tracking and a variety of reports on their status and performance.

Upon completion, we plan to market our content delivery and distribution services to content producers and distributors, large web development companies and other large media firms. We plan to market the Cybar MAP Network and our services to potential clients on the basis that our network and services will allow them to store their information and distribute their information to their customers, with increased speed and reduced cost than is presently available.

We believe that the principal market for our content delivery and distribution services will be large web site developers, media companies and content production companies such as filmmakers, studios and TV stations. We plan to structure our business in order that we can develop new revenue streams for our customers by enabling them to create new sales channels in foreign countries using our content delivery and distribution services.

We plan to design our content delivery and distribution services to be able to generate additional revenues from providing the following services:

*     Selling bandwidth to foreign companies
*     Providing storage on our computers to foreign companies
*     Reselling and licensing the software that we develop
*     Connecting content distributors and sellers with content producers

Business Plan for the Development Of Our Business

The elements of our business plan to develop the Cybar MAP network and web site into a hosting and content delivery and distribution service business are summarized as follows:

1.    Development of the Cybar MAP Network

The first stage in the completion of our business plan will be the development of the Cybar MAP network that will be the core of our hosting and content delivery and distribution system. This network will consist of a number of specialized computers called computer servers. These servers are designed and will be configured specifically for sending the very large computer data files of information associated with video and other rich media. Our plan is to strategically place these servers around the world in major centers that act as a central distribution point for their region.

We have explored the concept and analyzed the preliminary requirements for the development of the network. We anticipate that the servers will be purchased from IBM in the city it will be located. The objective of this strategy is to ensure high quality servers and support and reduce any tariffs, taxes or import restrictions from sending the servers from North America. The servers will be required to have the power, flexibility, experience and sophistication sufficient to perform the distribution functions within our criteria.

The computer servers will be housed in specialized facilities sometimes called server farms. These server farms are temperature, humidity and earthquake controlled facilities that offer routine maintenance and servicing of the servers as well as alleviating the need for dedicated on-site personnel. We plan to develop a software system that will be easily loaded onto the servers in their location via the Internet. Once operational, we plan to engage dedicated server software maintenance personnel (systems administrators) who will monitor, change, troubleshoot and update our servers from North America via the Internet. We anticipate that the majority of the software on the computers will be based on Microsoft, Unix and C++ software that we plan to license. We also anticipate that specialized licensed applications will also operate on these servers such as RealMedia server, Windows Media server, and some third party distribution software.

We plan to hire a network development team on a contract basis that will be responsible for all technical implementation and installation of the servers. Our internal project manager will be responsible for monitoring the progress and performance of our network development team.

2.   Development of the InstaDelivery Software Suite

The second stage in the completion of our business plan will be the development of a suite of software programs that will be known as the Cybar InstaDelivery software and will be the core of our content delivery and distribution services. We anticipate that this computer software will incorporate a system comprised of three key software components.

a. CybarSpeed. We plan to develop managed caching software that will be referred to by us as CybarSpeed. This software will be responsible for storing computer files on our servers in the most efficient and rapid method possible.

b. Cybar RapidRoute. We plan to develop global distribution software that will be referred to by us as our Cybar RapidRoute software. This software will be designed to enable computer files to reach their destinations via the shortest and most cost-effective route possible.

c. CybarStream. We plan to develop audio and video software that will be referred to by us as the CybarStream software. This software will be developed to organize and make audio and video files more retrievable for our customers and their customers.

Our plan is to initially license comparable software developed by other parties and incorporate this licensed software into our own software and Internet web site in order to enable us to provide the hosting and content delivery and distribution services prior to the date that we complete the development of our own software. We plan to install our own proprietary software to provide these services once we complete development.

We have explored the concept and analyzed the preliminary requirements for the development of the planned software. We plan to develop the software to operate on a Unix platform, for both security and performance reasons. We anticipate the programming languages involved in writing the software will include C++, ASP, XML and Visual Basic Script. This software will be developed to function as a large media file distribution and storage system. Currently, large files that are transmitted over the public Internet are subject to many unnecessary stops, rerouting and 'tollbooths' along the way to their final destination. Also, each computer file must be present in its place of origin if it is requested again. We plan to develop the Cybar MAP network such that large computer files can be transferred quickly, efficiently and inexpensively and so that computer files are stored closer to the requestor for subsequent deliveries. This development strategy should result in increased speed and efficiency while lowering the fees to the user.

We plan to hire a software development team on a contract basis that will be responsible for all technical implementation and coding of the software. Our internal project manager will be responsible for monitoring the progress and performance of the software development team.

3.   Marketing of the Cybar Technologies Business

Our objective will be to commence marketing of our hosting and content delivery and distribution business upon completion of development of the Cybar MAP network and portal web site. Our marketing strategy is proposed to include the following elements:

(a)   Search Engines Directories, Regional Indexes and Business Indexes

We plan to seek to register and list our web addresses with search engines and directories such as Lycos, Yahoo, WebCrawler, and Infoseek. We may use service software such as submit.com to register our web site addresses with the most effective and efficient search engines. When registering we plan to include keyword sensitive content referred to as metatags, or words that describe the content of our site, as well as titles, to attempt to ensure that our domain name will be listed prominently in the
search results in most search returns.   We may also employ
professional services to list our domain name with e-mail directories, business and regional indices and promotional sites.

(b)   Internet Advertising

We plan to advertise online in order to create visibility for our content delivery and distribution services on the Internet. We plan to develop, purchase space and place banner ads with return linking to our site on industry related and high volume traffic sites such as yahoo.com, excite.com, and internet.com. These ads will attempt to promote our online presence and help direct traffic to our web site. We may employ online advertising networks and brokers such as webconnect.com to advise and guide us in the
purchase of advertising space on appropriate sites.   We also may
submit our web site to rating services and web site contests with the objective of positioning our service as one of the best.

(c)   Mutual Links

For every search engine there are many special interest web sites dedicated to specific markets. Having a mutual link on a special interest site dedicated to our market would be beneficial as it has the potential to draw a large number of visitors and purchasers to our web site. Creating mutual links may be an effective means of marketing, as mutual links would enable us to target a very
specific market.   We plan to select industry related and trade
association websites and negotiate reciprocal linking to their web sites.

There are numerous service bureaus that are available to manage this mutual linking service, including World Banner Exchange, BannersXchange, and Traffic Exchange. For a nominal percentage, these providers will develop a profile of what we intend to achieve with our advertising, what type of viewer we are interested in, and a respective budget. A banner program is then developed whereby banners on our web sites would be exchanged for banners on other sites that fit our intended marketing campaign.

(d)   Mailing lists

We plan to participate in special interest mailing lists to gain visibility among a targeted audience and generate traffic for our web site. Special interest mailing lists are not direct mailing lists but rather they are similar to e-mail newsletters or on-going dialogues dedicated to special interests. E-mail messages would be sent to specific targeted mailing lists.

(e)   Use Net News Groups

We plan to participate in industry related newsgroups to gain visibility and develop relationships with or targeted audiences.
An Internet newsgroup is a place on the Internet where groups of people post and read messages on a particular topic. Newsgroups offer us a great deal of marketing leverage because their potential audiences include participants who are interested in related topics

(f)   Alliance Sales Programs

We plan to develop a sales program with third party alliances that will enable third parties to sell the Cybar hosting and content delivery and distribution services. We plan to structure this alliance sales program to provide an incentive for sales affiliates to make sales of our content delivery and distribution services. Sales alliances would receive a portion of the revenues received from sales generated by the alliance. Our strategy in pursuing this alliance sales program will be to increase sales of our products and services without up-front cost. We anticipate that we would not have to pay for this marketing in advance as payments would only be required upon the completion of the sale of our services.

We also plan to attempt to enter into marketing arrangements with specific media services companies such as web development firms, media production companies and other content delivery and distribution tools providers. Although these types of firms are also our target customers, we will also attempt to enter resale and marketing arrangements with these companies.

Internal Operations

We anticipate that we will build an international server network infrastructure in order to support our network and hosting and
content delivery and distribution system.   In addition, we plan to
develop a local area network for our computer and network operations that will consist of:

* An internal computer network with a high speed internet connection;
*     Workstations for full-time and contract staff;
*     Testing software and a server for all systems;
*     Meeting rooms, sales materials and sales equipment; and
* A response team for client support/training and product development.

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

Employees

We presently have no full-time employees and two part-time employees. Our part-time employees are Mr. Thomas Kennedy, our president and chief executive officer, and Mr. Dwayne Yaretz, our secretary, treasurer and chief financial officer. We plan to conduct our business primarily through agreements with consultants and arms-length third parties.

We anticipate that much of the development of our business will be project based. Accordingly, our management believes that hiring a number of fulltime internal people is not an effective use of our resources. We plan to limit full-time employment positions to:

*     Mr. Thomas Kennedy, our president and chief executive officer;
* Mr. Dwayne Yaretz, our secretary, treasurer and chief financial officer;
*     A chief technical officer to oversee all technical issues;
* A production manager to oversee the development of the software;
* A development project manager to oversee the development of the web site portal;
*     An office manager to provide administration support;
* A website/network administrator to run the website and computers; and
* A marketing manager to oversee the marketing/advertising efforts.

Other part-time and contract people may be required to provide assistance to these roles.

Competition

We are aware of several firms that provide hosting and content delivery and distribution services to large web site developers, media companies and content production companies such as filmmakers, studios and TV stations. However, we anticipate that there is room in the market for a large number of incumbents. In addition, we believe that there is also an opportunity to market and license or sell any proprietary software development that we develop to these providers.

We will compete with the following competitors that are presently providing content and distribution services:

*     Network Solutions Inc.
*     Akamai Technologies Inc.
*     Media Deliverys, Inc.
*     Orblynx Inc.
*     Digital Island Inc.

We will be forced to compete with these existing competitors both on the basis of price and brand recognition. Existing competitors who have already commenced operations may be able to market their competing services at lower prices than we are able to offer our services. In addition, existing competitors may have developed brand recognition with consumers, thereby making it more difficult for us to gain consumer acceptance. The presence of these and other established competitors could adversely affect our ability to successfully implement our business plan and achieve sales of our planned hosting and content delivery and distribution services. If we are not successful in implementing our business plan, then our business will fail.

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

We have limited financial, marketing, technical and other resources that are necessary to implement our business plan. Many of our current and potential competitors have significantly greater financial, marketing, technical and other resources than we do.
Our competitors will be able to devote greater resources to the development, promotion and sale of competing services and web sites. In addition, our competitors may be able to offer the services we are planning to develop at prices that are below the prices offered by us or which may even be free.

Government Regulation

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise have a harmful effect on our business.

To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New and existing laws may cover issues that include:

*     Sales and other taxes;
*     User privacy;
*     Pricing controls;
*     Characteristics and quality of products and services;
*     Consumer protection;
*     Cross-border commerce;
*     Libel and defamation;
*     Copyright, trademark and patent infringement; and
* Other claims based on the nature and content of Internet materials.

These new laws may impact our ability to develop and market our business in accordance with our business plan.

We may have to qualify to do business in other jurisdictions. If we commence our hosting and content delivery and distribution business, we anticipate that our sales and our customers will be in multiple states and foreign countries. As our customers may be resident in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign company in each such state and foreign country. Failure to qualify as a foreign company in a jurisdiction where required to do so could subject us to taxes and penalties.

We are not aware of any environmental laws that will be applicable to the operation of our business.

Research and Development Expenditures

We have not expended any money on research and development. We have spent $25,000 on expenses associated with the acquisition of the rights to develop our Cybar MAP network and web site and the www.cybartechnologies.com web site address.


                        Plan Of Operations

Our plan of operations for the twelve months following the effective date of this registration statement is to complete the following objectives within the time period specified, subject to our obtaining financing for the development and marketing of our business:

* Complete the development of our network operations and our international network server structure;

* Complete the development of our content delivery and distribution software;

*     Complete the development of our office computer operations;

* Commence marketing of our hosting and content and distribution services;

* Hire additional employees and engage third party consultants to enable us to complete development of our business plan.

The anticipated cost and projected time to complete each of these elements of our plan of operations are discussed below.

Development of our International Cybar MAP Network

We plan to commence development of our international network of servers before completion of our computer software. Our objective is that our network will in operation by the end of the fourth quarter of 2001. We anticipate that the development expenses establishing this network will be approximately $350,000 over the twelve months following the effective date of this registration statement.

Software Development

We anticipate that the development of our software will be completed by the end of the first quarter of 2002. We anticipate that the development costs will be approximately $150,000 over the twelve months following the effective date of this registration statement, to be incurred primarily in the last quarter of 2001. These development costs will consist primarily of payments to consultants for programming and software development services. We plan to hire an external software development firm to develop this software rather than complete development ourselves.

Office Computer Operations

We anticipate that development of our internal network operations and infrastructure will be completed by the end of the third quarter of 2001. We anticipate that costs for the development of our network operations will be approximately $211,400 and will be incurred primarily in the third quarter of 2001.

We also anticipate building an internal enhancement, support and marketing infrastructure for our business. We anticipate spending approximately $46,500 on the purchase of necessary equipment and supplies over the twelve months following the effective date of this registration statement.

Marketing

We plan to undertake an advertising and marketing campaign once the development of our network and web site is complete and we are ready to offer commercial services to potential customers. We anticipate that these initial marketing expenses will first be incurred in 2002 and will be approximately $86,500. We anticipate that an outside marketing consulting firm would design this marketing campaign.

Employees and Consultants

We plan to limit our full-time employment positions to:

*     Mr. Thomas Kennedy (our president and chief executive officer);
* Mr. Dwayne Yaretz (our secretary, treasurer and chief financial officer);
*     A chief technical officer to oversee all technical issues;
* A production manager to oversee the development of the software;
* A development project manager to oversee the development of the web site portal;
*     An office manager to provide administration support;
*     A website/network administrator; and
* A marketing manager to oversee the marketing/advertising efforts.

We will contract with third party consultants for the development of our computer software, our web site and hosting and content delivery and distribution business. We project that the cost of these employees and consultants over the twelve months following the effective date of this registration statement will total approximately $200,000. We anticipate that these expenditures will be incurred primarily in the third and fourth quarters of 2001.

Working Capital Requirements

In addition to the above expenses, we will incur additional expenses on account of our overhead and administrative requirements. These costs will include fees payable for professional legal and accounting services. We anticipate spending approximately $73,700 on these expenditures over the twelve months following the effective date of this registration statement.

Commencement of Revenues

We anticipate we will first earn revenues in the third quarter of 2002, provided that we can implement our plan of operations in the
anticipated timetable.   As discussed below, we presently do not
have sufficient funds to complete our plan of operations and we can provide no assurance that we will be able to complete our plan of operations.

Requirement of Financing to Implement Our Business Plan

We anticipate that we will be spending approximately $1,118,100 over the twelve-month period following the effective date of this registration statement in pursuing our stated plan of operations, subject to our achieving the required financing. Of these expenditures, we anticipate that $300,000 will be spent in the next six months. Our cash position as of November 30, 2000 was $40,039. Accordingly, we will require additional financing in order to pursue our plan of operations and our business plan.

We anticipate that if we are successful in completing a financing, the financing would be an equity financing through the sale of our common stock. We do not have any arrangement in place for any debt or equity financing. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company. In the event we are not successful in raising additional financing, we anticipate that we will not be able to proceed with our business plan for the development and marketing of our business. Due to our lack of operating history and present inability to generate revenues, there currently exists substantial doubt about our ability to continue as a going concern.

Our actual expenditures and business plan may differ from this plan of operations. Our board of directors may decide not to pursue this plan, or may decide to modify it based on new information or limits in the amount of available financing.

We anticipate incurring continuing operating losses for the foreseeable future. We base this expectation, in part, on the fact that we will incur substantial operating expenses in completing the development of our network, software and website and do not anticipate earning any revenues until sometime next year. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include, but are not limited to:

* our ability to develop a commercially marketable network service suite of software programs with the features and functionality sought by our potential customers;
* our ability to successfully market our network and software to potential customers;
* our ability to charge fees for content delivery and distribution services that will enable us to generate revenues exceeding our operating costs;
* the introduction and availability of competing products by competitors.

We believe the above discussion contains a number of forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decisions of our board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, changes in the Internet business or general economic conditions and those other factors identified in this prospectus.

                     Description Of Property

We do not own or lease any real property. Our principal executive offices are located in property rented by Mr. Thomas Kennedy, our president and a director, at Suite 910, 510 Burrard Street, Vancouver, British Columbia V6C 3A8. Our telephone number is (604) 688-3304. We pay for our office expenses at this location at a rate of US$500 per month.


          Certain Relationships And Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

*     Any of our directors or officers;
*     Any person proposed as a nominee for election as a director;
* Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
*     Any of our promoters;
* Any relative or spouse of any of the foregoing persons who has the same house as such person.

We pay an amount of $500 per month to Mr. Thomas Kennedy, our president and a director, in consideration for Mr. Kennedy providing office space to us for our current business operations.

We presently pay an amount of $500 per month to Mr. Kennedy in consideration for Mr. Kennedy providing management services to us as our president. These services are provided pursuant to an executive consulting agreement between Mr. Kennedy and ourselves. These payments are in addition to the payments that we make to Mr. Kennedy in consideration for Mr. Kennedy providing office space to us for our current business operations.


       Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had twenty-nine
(29) registered shareholders.

Rule 144 Shares

A total of 3,000,000 shares of our common stock will be available for resale to the public after May 6, 2001 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately
     63,245 shares as of the date of this prospectus; or

2. the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 3,000,000 shares that may be sold pursuant to Rule 144 after May 6, 2001.

Stock Option Grants

We have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or
bylaws that prevent us from declaring dividends.   The Nevada
Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business; or

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period ended
November 30, 2000

                   Annual Compensation    Long Term Compensation
                   -------------------    ----------------------
                                    Other Restricted                  All
                                   Annual Stock      Options/* LTIP   Other
Name  Title     Year  Salary Bonus Compen- Awarded   SARs (#) pay-    Compen-
                                   sation                     outs($) sation
----  --------- ----  ------ ----- ------ ---------- -------  ------- -------
Thomas President,
Kennedy CEO and 2000  $  500   0      0        0        0         0      0
        Director

Robert Former   2000  $    0   0      0        0        0         0      0
Rosner Secretary,
       Treasurer,
       CFO and a
       current
       Director

Stock Option Grants

We did not grant any stock options to the executive officers during our most recent fiscal year ended November 30, 2000. We have also not granted any stock options to the executive officers since
November 30, 2000.

Employment Agreements

We are a party to an executive consultant agreement dated November 1, 2000 with Mr. Thomas Kennedy, our president, chief executive officer and a director. The executive consulting agreement has a term of one year expiring October 31, 2001. Mr. Kennedy provides his services to us on a part-time basis in consideration for a consulting fee equal to $500 per month. The consulting fee will increase to $5,000 per month in the event that we obtain aggregate financing in the amount of $1,000,000 during the term of the executive consulting agreement.

We do not have an employment or consultant agreement with Mr.
Dwayne Yaretz, our secretary, treasurer, chief financial officer and a director. We do not pay any consulting fee or salary to Mr. Yaretz.

We do not have an employment or consulting agreement with Mr.
Robert Rosner, a director. We do not pay any consulting fee or salary to Mr. Rosner.

                       Financial Statements

Index to Financial Statements:

1. Auditors' Report;

2. Comments by Auditors for US Readers;

3. Audited Financial Statements for the period ending November 30, 2000, including:

   a. Balance Sheet
   b. Statement of Changes in Shareholders' Equity
   c. Statement of Operations
   d. Statement of Cash Flow
   e. Summary of Significant Accounting Policies
   f. Notes to Financial Statements


             Changes In And Disagreements With Accountants

We have had no changes in or disagreements with our accountants.


                         Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

                     CYBAR TECHNOLOGIES, INC.
                  (A Development Stage Company)
                      Financial Statements
       For the period from April 5, 2000 (inception) to
                        November 30, 2000



                                                             Contents
=====================================================================

Auditors' Report                                                  F 1

Comments by Auditors for U.S. Readers On
   Canada-U.S. Reporting Differences                              F 2

Financial Statements

      Balance Sheet                                               F 3

      Statement of Changes in Shareholders' Equity                F 4

      Statement of Operations                                     F 5

      Statement of Cash Flow                                      F 6

      Summary of Significant Accounting Policies            F 7 - F 9

      Notes to Financial Statements                       F 10 - F 11

BDO        BDO Dunwoody LLP           102 - 100 Front Street
           Chartered Accountants      Penticton B.C. V2A 1H1
                                      Phone: (250) 492-6020
                                      Fax: (250) 492-8110



=====================================================================
                                                     Auditors' Report
=====================================================================

To the Directors and Stockholders of
Cybar Technologies, Inc.
(A Development Stage Company)

We have audited the balance sheet of Cybar Technologies, Inc. (a development stage company) as at November 30, 2000 and the statement of changes in shareholders' equity, the statements of operations and cash flows for the period from April 5, 2000 (inception) to November 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2000 and the results of its operations and its cash flows for the period from April 5, 2000 (inception) to November 30, 2000 in accordance with accounting principles generally accepted in the United States.


/S/ BDO Dunwoody LLP

Chartered Accountants
Penticton, British Columbia
December 19, 2000

                                                                  F 1

BDO        BDO Dunwoody LLP           102 - 100 Front Street
           Chartered Accountants      Penticton B.C. V2A 1H1
                                      Phone: (250) 492-6020
                                      Fax: (250) 492-8110



=====================================================================
                                Comments by Auditors for U.S. Readers
                                 On Canada-U.S. Reporting Differences
=====================================================================



To the Directors and Stockholders of
Cybar Technologies, Inc.
(A Development Stage Company)


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the stockholders dated December 19, 2000 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.


/S/ BDO Dunwoody LLP

Chartered Accountants
Penticton, British Columbia
December 19, 2000



                                                                  F 2

=====================================================================
                                             Cybar Technologies, Inc.
                                        (A Development Stage Company)
                                                        Balance Sheet

November 30                                                      2000
---------------------------------------------------------------------
                                                       (U.S. Dollars)

Assets

Current
  Cash                                                 $       40,309
  Deposit                                                       8,000
                                                       --------------
                                                       $       48,309
=====================================================================

Liabilities and Shareholders' Equity

Current
  Accounts payable and accrued liabilities             $        8,634
                                                       --------------

Shareholders' Equity
  Share capital (Note 2)
    Authorized - 25,000,000 common shares
      with par value $0.001
    Issued and fully paid - 6,324,500 common shares             6,325
  Additional paid-in capital                                   79,125
  Deficit accumulated during the development stage            (45,775)
                                                       --------------

                                                               39,675
                                                       --------------
                                                       $       48,309
=====================================================================


Approved on behalf of the Board:



--------------------------------------
Director


--------------------------------------
Director

  The accompanying significant accounting policies and notes are an integral part of these financial statements

                                                                  F 3

==============================================================================
                                                      Cybar Technologies, Inc.
                                                 (A Development Stage Company)
                                  Statement of Changes in Shareholders' Equity

For the period from April 5, 2000 (inception)
to November 30, 2000
------------------------------------------------------------------------------
                                               Additional Total       Share-
                    Number of   Per   Carrying Paid in    Accumulated holder's
                     Common    share    Value  Capital    Deficit     Equity
                     Shares    price    (U.S.   (U.S.      (U.S.       (U.S.
                                      Dollars) Dollars)   Dollars)    Dollars)
------------------------------------------------------------------------------
Incorporation,
  April 5, 2000    3,000,000 $ 0.001  $ 3,000  $       -  $        -  $  3,000

Sale of common
  shares,
  August 10, 2000  3,000,000 $ 0.010    3,000     27,000           -    30,000

Sale of common
  shares,
  September 14,
  2000               124,500 $ 0.100      125     12,325           -    12,450

Sale of common
  shares,
  November 30,
  2000               200,000 $ 0.200      200     39,800           -    40,000

Net loss to
  November
  30, 2000                 -                -          -     (45,775)  (45,775)
                   -----------------------------------------------------------
Balance,
  November
  30, 2000         6,324,500          $ 6,325  $  79,125  $  (45,775) $ 39,675
                   ===========================================================


  The accompanying significant accounting policies and notes are an integral part of these financial statements

                                                                  F 4

=====================================================================
                                             Cybar Technologies, Inc.
                                        (A Development Stage Company)
                                              Statement of Operations

For the period from April 5, 2000 (inception)
to November 30, 2000
---------------------------------------------------------------------
                                                       (U.S. Dollars)

Expenses
  Consulting fees                                      $        8,300
  Management fees                                               4,100
  Professional fees                                             7,830
  Rent                                                            545
  Software development                                         25,000
                                                       --------------

Net loss for the period                                $      (45,775)
=====================================================================

Basic loss per share                                   $        (0.01)
=====================================================================

Weighted average shares outstanding                         4,312,732
=====================================================================

  The accompanying significant accounting policies and notes are an integral part of these financial statements

                                                                  F 5

=====================================================================
                                             Cybar Technologies, Inc.
                                        (A Development Stage Company)
                                              Statement of Cash Flows

For the period from April 5, 2000 (inception)
to November 30, 2000
---------------------------------------------------------------------
                                                       (U.S. Dollars)

Cash provided by (used in)

Cash flows from operating activities
  Net loss for the period                               $     (45,775)

  Changes in assets and liabilities
    Prepaid expenses                                           (8,000)
    Accounts payable and accrued liabilities                    8,634
                                                       --------------
                                                              (45,141)

Cash flows from financing activities
  Proceeds from issuance of share capital                      85,450
                                                       --------------
Increase in cash during the period and cash,
  end of period                                         $      40,309
=====================================================================

  The accompanying significant accounting policies and notes are an integral part of these financial statements

                                                                  F 6

======================================================================
                                              Cybar Technologies, Inc.
                                         (A Development Stage Company)
                            Summary of Significant Accounting Policies

November 30, 2000
======================================================================

Software
Development
Costs

Management has determined that the software currently under development by the Company is for internal-use. As a result, development costs are accounted for under the provisions of Statement of Position 98-1 ("SOP 98-1"),
"Accounting for Costs of Computer Software
Developed or Obtained for Internal Use", issued by the Accounting Standards Executive Committee of the Financial Accounting Standards Board.
SOP 98-1 identifies the accounting treatment for costs incurred in various stages of development
(preliminary project stage, application
development stage and post-
implementation/operation stage) and the
accounting treatment for various types of costs incurred.

Costs incurred during the preliminary project and post-implementation/operation stages are expensed as incurred.

Costs incurred during the application
development stage will be capitalized.
Development costs that will be capitalized are restricted to external direct costs of materials and services consumed in developing or obtaining the software, payroll and payroll related costs for employees, who are directly associated with the development activities, for time spent directly on the project and internal interest costs incurred while developing internal-use software. Capitalization stops when the software project is substantially complete and ready for its intended use or it is no longer probable that the software project will be completed and placed in service.

Capitalized costs of computer software
development for internal-use will be amortized on a straight-line basis over the estimated useful life of the software. The useful life will be determined at the time that a new product is put into use. The Company will periodically reassess the estimated useful life of internal-use computer software considering the effects of obsolescence, technology, competition and other economic factors.

Management has determined that the software under development is in the preliminary project stage, therefore costs are expensed as incurred.
Expensing of costs will continue until
Management determines that the application development stage has commenced.

Physical assets that are acquired for
development activities that have an alternate future use will be capitalized.

Use of
Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management's best estimates as additional information becomes available in the future.

                                                                  F 7

======================================================================
                                              Cybar Technologies, Inc.
                                         (A Development Stage Company)
                            Summary of Significant Accounting Policies

November 30, 2000
======================================================================

Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No.
109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

Revenue
Recognition

Since inception the Company has not generated any revenues since it has not completed development of its software. The Company's primary revenue source will arise from charging clients to store their large files on the Cybar
MAP Network computers (hosting) and for
transmitting those files to their clients' customers (serving and bandwidth). The Company will charge storage and transactional fees for these services and the resulting revenue will be recognized as the service is provided.

Financial
Instruments

The Company's financial instruments consist of cash and accounts payable and accrued liabilities which are current in nature. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Loss Per Share

Loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic loss per share is calculated by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period. There is no diluted loss per share because there are no common stock equivalents.

                                                                  F 8

======================================================================
                                              Cybar Technologies, Inc.
                                         (A Development Stage Company)
                                         Notes to Financial Statements

November 30, 2000
======================================================================

New Accounting
Pronouncements

In June 1998, SFAS No. 133, "Accounting for
Derivative Instruments and Hedging Activities", was issued. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities on the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly the Company does not expect adoption of the new standards on December 1, 2000 to affect its financial statements.

In December 1999 the SEC issued Staff Accounting
Bulleting No. 101 - Revenue Recognition that outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The
Company has considered this standard in
establishing its revenue recognition accounting policy.

                                                                  F 9

======================================================================
                                              Cybar Technologies, Inc.
                                         (A Development Stage Company)
                                         Notes to Financial Statements

November 30, 2000
======================================================================

1.   Nature of Business and Continued Operations

All financial information presented in these financial statements is expressed in U.S. dollars and prepared in accordance with accounting principles generally accepted in the United States.

Cybar Technologies, Inc. was incorporated on April 5, 2000 under the laws of the State of Nevada. The Company is a development stage company that is currently developing an Internet computer software system known as "The Cybar MAP
Network". "The Cybar MAP Network" and related computer software programs will be designed to more efficiently and effectively deliver large computer files, such as audio, video and presentations, over the internet.

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at November 30, 2000, the Company has recognized no revenue and has accumulated operating losses of $45,775 since its inception, has a Working Capital Equity of $39,674 and has Shareholders' Equity of $39,674. The continuation of the Company is dependent upon the continuing financial support of creditors and stockholders and obtaining long-term financing as well as achieving and maintaining a profitable level of operations. Management plans to raise equity capital to finance the operations and capital requirements of the Company. It is management's intention to raise new equity financing of approximately $2,200,000 within the upcoming year.
Management has not determined the method or timing of this proposed financing. Amounts raised will be used to complete the development "The Cybar MAP Network" and the related software programs, undertake an advertising and marketing campaign and purchase necessary equipment and supplies for the operation of the business. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might arise from this uncertainty.

---------------------------------------------------------------------
2.   Share Capital

Authorized
  25,000,000 common shares with par value of $0.001 per share

Issued and fully paid

                                                   Number
                                                     of
                                                   Shares       Amount

     Balance, beginning of period                       -     $      -

     Issued for cash
       Founders shares                          3,000,000        3,000
       Private placements, for details see
         Statement of Changes in
         Shareholders' Equity	                  3,324,500        3,324
	                                          ======================
     Balance, end of period                     6,324,500     $  6,324
	                                          ======================

                                                                  F 10

======================================================================
                                              Cybar Technologies, Inc.
                                         (A Development Stage Company)
                                         Notes to Financial Statements

November 30, 2000
======================================================================

3.   Income Taxes

The tax effects of temporary differences that give rise to the Company's deferred tax assets are as follows:

                                                              2000
                                                     (U.S. Dollars)

Tax loss carry-forwards                               $     15,500
Valuation allowance                                        (15,500)
                                                      ------------
                                                      $          -
                                                      ============

The provision for income taxes differs from the amount computed using the federal statutory income tax rate as follows:

                                                              2000
                                                     (U.S. Dollars)

Benefit at federal statutory rate                     $     15,500
Increase in valuation allowance                            (15,500)
                                                      ------------
                                                      $          -
                                                      ============

The Company evaluates its valuation allowance requirements based on projected future operations. Management has recorded a valuation allowance because it believes it is more likely than not that the future income tax benefits of the current loss will not be realized. When circumstances change and this causes a change in management's judgement about the recoverability of deferred tax assets, the impact of the change on the valuation allowance will be reflected in current income.

At November 30, 2000, the Company had losses available for income tax purposes of approximately $45,700, which will expire in 2020.

---------------------------------------------------------------------
4.   Commitments / Related Party Transactions

During the period the Company has incurred rent and office services in the amount of $500. These services are provided to the Company, by the President of the Company, on a month to month basis at $500 per month and can be terminated by the Company without notice.

In addition, the Company has incurred consulting fees, payable to the President of the Company, in the amount of $500. These services are provided under the terms of an Executive Consulting Agreement. Under the terms of that Agreement, consulting fees are payable by the Company in the amount of $500 per month, increasing to $5,000 per month upon the Company achieving aggregate financing of $1,000,000 calculated from November 1, 2000. The Agreement terminates on the earlier of October 31, 2001 or on six months notice given by the Company.

                                                                  F 11

                             Part II

            Information Not Required In The Prospectus

Item 24. Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and
(d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of our company, or is or was serving at the request of our company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of our company, except by reason of the fact that such officer is or was a director of our company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of our company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee         $ 175.54
Federal Taxes                                               $    NIL
State Taxes and Fees                                        $    NIL
Transfer Agent Fees                                         $  1,000
Accounting fees and expenses                                $  2,000
Legal fees and expenses                                     $ 13,000
Blue Sky fees and expenses                                  $  2,000
Miscellaneous                                               $    NIL

                                                          ----------
Total                                                     $18,175.54
                                                          ==========
-------------------------------------------------------------------------

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.


Item 26. Recent Sales Of Unregistered Securities

We issued 3,000,000 shares of common stock on May 6, 2000 to Mr. Thomas Kennedy and Mr. Robert Rosner. Mr. Kennedy and Mr. Rosner are both directors of our company. Mr. Kennedy is our president and chief executive officer. These shares were issued pursuant to
Section 4(2) of the Securities Act of 1933 at a price of $0.001 per share, for total proceeds of $3,000. The 3,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 3,000,000 shares of our common stock at a price of $0.01 per share to a total of eleven purchasers on August 18, 2000. The total amount received from this offering was $30,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-U.S. person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends will be affixed to each stock certificate to be issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 124,500 common shares at a price of $0.10 per share to a total of fourteen purchasers pursuant to Regulation S of the Securities Act on November 16, 2000. The total proceeds realized from this offering were $12,450. Each purchaser represented that he was a non-U.S. person as defined in Regulation
S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends will be affixed to each stock certificate to be issued to each purchaser in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 200,000 common shares at a price of $0.20 per share to a total of two purchasers pursuant to Regulation S of the Securities Act on November 30, 2000. The total proceeds realized from this offering were $40,000. Each purchaser represented that he was a non-U.S. person as defined in Regulation
S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends will be affixed to each stock certificate to be issued to each purchaser in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.


Item 27. Exhibits

EXHIBIT
NUMBER         DESCRIPTION
-------        --------------------

 3.1           Articles of Incorporation
 3.2           By-Laws
 4.1           Share Certificate
 5.1           Opinion of Cane & Company, LLC, with consent to use
10.1 Agreement dated May 27, 2000 between the Company and 528908 BC Ltd.
10.2           Executive Consulting Agreement dated November 1,
               2000 between the Company and Thomas Kennedy
23.1           Consent of BDO Dunwoody, LLP


Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                           Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada on March 26, 2001.

                                   Cybar Technologies, Inc.

                                       /s/ Thomas Kennedy
                                   By: _________________________
                                       Thomas Kennedy, President


                        Power Of Attorney

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Thomas Kennedy, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature            Capacity In Which Signed         Date

/s/ Thomas Kennedy   President and Chief Executive    March 26, 2001
------------------   Officer, or Principal Executive
Thomas Kennedy       Officer and Director


                     Chief Financial Officer,
/s/ Dwayne Yaretz    or Principal                     March 26, 2001
------------------   Financial/Accounting Officer,
Dwayne Yaretz        Secretary, Treasurer and Director


/s/ Robert Rosner
------------------   Director                         March 26, 2001
Robert Rosner